Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 31.6% INCREASE IN THIRD-QUARTER

EARNINGS PER DILUTED SHARE TO $0.50 ON 21.6% GROWTH IN REVENUE

Raises Guidance for 2004 and Establishes Guidance for 2005

THOMASVILLE, N.C. (October 21, 2004) - Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced record financial results for the third quarter and nine months ended September 30, 2004. For the quarter, revenue from operations grew 21.6% to $215,117,000 from $176,873,000 for the third quarter of 2003. Net income increased 34.0% to $12,215,000 from $9,116,000. Earnings per diluted share for the third quarter of 2004 rose 31.6% to $0.50 from $0.38 for the same quarter of 2003. The operating ratio improved to 90.0% for the quarter from 90.5% for the third quarter of 2003, the 12th consecutive comparable-quarter improvement. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in May 2004.

Revenue from operations increased 21.6% to $600,015,000 for the first nine months of 2004 from $493,555,000 for the first nine months of 2003. Net income grew 42.9% to $28,388,000 from $19,872,000, and earnings per diluted share increased 42.7% to $1.17 from $0.82. The Company’s operating ratio improved to 91.4% for the first nine months of 2004 from 92.4% for the same period in 2003.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, commented, “Old Dominion again produced strong profitable growth for the third quarter, with comparable-quarter earnings per diluted share increasing for the 12th consecutive quarter. We achieved these results in spite of the disruption caused by hurricanes that hit our Southeastern markets, lowering our earnings by approximately $0.02 per diluted share. Nonetheless, our performance reflected a combination of substantial revenue expansion, which has grown an average of 19.3% over the last nine quarters and ongoing improvement in our operating leverage. Our ability to continue expanding our revenue at a higher rate than the LTL transportation industry comes as a result of high quality customer service, the offering of increasingly comprehensive single-source solutions, an expanding geographic footprint and an innovative, flexible and efficient non-union workforce.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Third-Quarter Earnings

October 21, 2004

“The Company’s revenue growth for the third quarter was primarily the result of a 14.9% increase in LTL tons shipped produced by an 8.9% increase in the number of LTL shipments and a 5.4% increase in LTL weight per shipment. We attribute our improved operating ratio for the third quarter to an ongoing focus on leveraging our existing service center network. At the same time, we increased our direct coverage through strategic service center openings. With the opening of our Lansing and Traverse City, Michigan, service centers in the third quarter of 2004, Michigan became the 29th state in which we provide full-state coverage. Additionally, we plan to open a new service center in Winchester, Virginia during the fourth quarter of 2004.”

Based on these results, as well as Old Dominion’s assessment of current and near term business conditions and its financial results for the first nine months of 2004, the Company today increased its guidance for 2004 earnings per diluted share to a range of $1.58 to $1.60, from the previous range of $1.55 to $1.59. As a result of this increase, guidance for earnings per diluted share for the fourth quarter of 2004 is in a range of $0.41 to $0.43. In addition, the Company today established its earnings guidance for 2005 in a range of $1.95 to $2.00. Among the factors on which this guidance is based is anticipated growth in revenue from operations in excess of the Company’s long-term targeted rate of 10% to 15% annual growth.

Mr. Congdon added, “Our revenue growth strategies for 2005 leverage the operating momentum we have experienced during the last three years and the growth is anticipated to be more consistent with the recent trends. To support these strategies will require a significant increase in capital expenditures during 2005, which will be primarily invested in additional transportation equipment and our service center network. However, we do not expect our debt to total capitalization to exceed 30%, and we expect continued improvement in our return on invested capital. We are confident that by investing in the capacity required to implement our growth strategies for 2005, we will be significantly strengthening the Company’s market position and, thereby, its ability to produce sustained long-term profitable growth.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through November 21, 2004. A telephonic replay will also be available through October 28, 2004, at 719-457-0820, Confirmation Number 845696.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) the Company’s compliance with recent legislation requiring companies to evaluate their internal control over financial operations and reporting; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (9) the Company’s significant ongoing cash requirements; (10)

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ODFL Reports Third-Quarter Earnings

October 21, 2004

the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 40 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 29 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 10 states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2004	2003	Chg.	2004	2003	Chg.
Revenue from operations	$215,117	$176,873	21.6%	$600,015	$493,555	21.6
Operating income	$21,517	$16,778	28.2%	$51,319	$37,635	36.4
Operating ratio	90.0%	90.5%		91.4%	92.4%
Net income	$12,215	$9,116	34.0%	$28,388	$19,872	42.9
Basic earnings per share(1)	$0.50	$0.38	31.6%	$1.17	$0.83	41.0
Diluted earnings per share(1)	$0.50	$0.38	31.6%	$1.17	$0.82	42.7
Weighted average shares outstanding(1)
Basic	24,600	24,080	2.2%	24,261	24,060	0.8%
Diluted	24,616	24,106	2.1%	24,280	24,089	0.8%

(1)	Adjusted to reflect a three-for-two stock split effective May 20, 2004.

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ODFL Reports Third-Quarter Earnings

October 21, 2004

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Third Quarter					Year To Date
	2004		2003		%Chg.	2004		2003		%Chg.
Revenue	$215,117	100.0%	$176,873	100.0%	21.6%	$600,015	100.0%	$493,555	100.0%	21.6%

Operating expenses:
Salaries, wages & benefits	120,674	56.1%	102,843	58.2%	17.3%	344,394	57.4%	291,827	59.1%	18.0%
Purchased transportation	7,859	3.6%	5,882	3.3%	33.6%	21,099	3.5%	15,646	3.2%	34.9%
Operating supplies & expenses	26,360	12.3%	18,052	10.2%	46.0%	70,174	11.7%	53,551	10.9%	31.0%
Depreciation & amortization	11,536	5.4%	9,949	5.6%	16.0%	33,038	5.5%	28,081	5.7%	17.7%
Building and office equipment rents	1,915	0.9%	1,880	1.1%	1.9%	5,608	0.9%	5,467	1.1%	2.6%
Operating taxes & licenses	7,891	3.7%	6,794	3.8%	16.1%	22,870	3.8%	19,614	4.0%	16.6%
Insurance & claims	6,172	2.9%	4,290	2.4%	43.9%	18,864	3.2%	13,221	2.7%	42.7%
Communications & utilities	3,030	1.4%	2,705	1.5%	12.0%	8,411	1.4%	7,589	1.5%	10.8%
General supplies & expenses	7,020	3.2%	5,900	3.4%	19.0%	20,526	3.4%	17,038	3.4%	20.5%
Miscellaneous expenses, net	1,143	0.5%	1,800	1.0%	(36.5)%	3,712	0.6%	3,886	0.8%	(4.5)%

Total operating expenses	193,600	90.0%	160,095	90.5%	20.9%	548,696	91.4%	455,920	92.4%	20.3%

Operating income	21,517	10.0%	16,778	9.5%	28.2%	51,319	8.6%	37,635	7.6%	36.4%

Other deductions:
Interest expense, net	1,290	0.6%	1,531	0.9%	(15.7)%	4,053	0.7%	4,528	0.9%	(10.5)%
Other expense, net	97	0.0%	179	0.1%	(45.8)%	475	0.1%	261	0.0%	82.0%

Income before income taxes	20,130	9.4%	15,068	8.5%	33.6%	46,791	7.8%	32,846	6.7%	42.5%

Provision for income taxes	7,915	3.7%	5,952	3.3%	33.0%	18,403	3.1%	12,974	2.7%	41.8%

Net income	$12,215	5.7%	$9,116	5.2%	34.0%	$28,388	4.7%	$19,872	4.0%	42.9%

Earnings per share:

Basic	$0.50		$0.38		31.6%	$1.17		$0.83		41.0%

Diluted	$0.50		$0.38		31.6%	$1.17		$0.82		42.7%

Weighted average shares outstanding:

Basic	24,600		24,080		2.2%	24,261		24,060		0.8%

Diluted	24,616		24,106		2.1%	24,280		24,089		0.8%

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ODFL Reports Third-Quarter Earnings

October 21, 2004

OLD DOMINION FREIGHT LINE, INC.

	Third Quarter			Year To Date
Operating Statistics ( * In thousands)	2004	2003	%Chg.	2004	2003	%Chg.
Operating ratio	90.0%	90.5%	(0.6)%	91.4%	92.4%	(1.1)%
Intercity miles *	56,238	49,373	13.9%	160,394	139,731	14.8%
LTL tons *	671	584	14.9%	1,910	1,635	16.8%
Total tons *	918	800	14.8%	2,644	2,246	17.7%
LTL shipments *	1,230	1,129	8.9%	3,586	3,191	12.4%
Total shipments *	1,259	1,153	9.2%	3,669	3,258	12.6%
Percent LTL revenue	90.5%	91.4%	(1.0)%	90.7%	91.4%	(0.8)%
Revenue per intercity mile	$3.83	$3.58	7.0%	$3.74	$3.53	5.9%
LTL revenue per LTL hundredweight	$14.91	$14.41	3.5%	$14.68	$14.38	2.1%
LTL weight per LTL shipment	1,090	1,034	5.4%	1,065	1,025	3.9%
LTL revenue per LTL shipment	$162.55	$148.99	9.1%	$156.32	$147.36	6.1%
Average length of haul	922	924	(0.2)%	937	925	1.3%

Balance Sheets (In thousands)	Sept. 30, 2004	Dec. 31, 2003
Current assets	$122,652	$101,370
Net property and equipment	361,532	315,768
Other assets	17,990	17,421

Total assets	$502,174	$434,559

Current maturities	$22,046	$22,440
Other current liabilities	80,507	55,892

Total current liabilities	102,553	78,332
Long-term debt	58,957	74,986
Other long-term liabilities	59,888	48,700

Total liabilities	221,398	202,018
Shareholders’ equity	280,776	232,541

Total liabilities & equity	$502,174	$434,559

Notes: Financial and operating data are unaudited LTL is less than 10,000 lbs.

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